Exhibit 99.1

For Immediate Release

Contact:  Richard A. Santa
          Vice President, Chief Operating and Chief Financial Officer Dynamic Materials Corporation
          303-604-3938


  DYNAMIC MATERIALS CORPORATION NAMES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

(Lafayette,  CO - November 21, 2000)  Dynamic  Materials  Corporation,  (Nasdaq:
BOOM), "DMC", today announced that the board of directors has elected Yvon Pierre Cariou as the president and chief executive officer of DMC. Mr. Cariou replaces Bernard Fontana who had become DMC's president and chief executive officer on June 14, 2000 when SNPE, Inc. acquired a majority ownership interest in the Company. As a result of the assumption of new responsibilities within Groupe SNPE, the French parent of SNPE, Inc., Mr. Fontana resigned as DMC's president and chief executive officer but will continue to serve as president of SNPE, Inc. and as a member of DMC's board of directors.

Mr. Cariou, 54, has extensive senior management experience in fields closely related to the activities of DMC, including the manufacturing of specialty metal products and precision components for the aerospace industry. During the past two years, Cariou was President/CEO of AstroCosmos Metallurgical Inc., an exotic metal fabricator specialist in cladding equipment, where he facilitated the integration of this recent acquisition by Carbone Lorraine into the group. From 1993 until late 1998, as a partner in Hydrodyne/FPI Inc., a space components supplier, Mr. Cariou was involved in a number of space related programs ranging from improvement to the Space Shuttle Main Engine to various NASA satellite projects. Earlier in his career, Cariou spent 14 years with Carbone Lorraine Group, a diversified French industrial group, where he held various management positions in both France and the United States. Mr. Cariou is a U.S. citizen.

Based in Lafayette, Colorado, Dynamic Materials Corporation is a leader in the metal working industry, and its products include explosion bonded clad metal plates and other metal fabrications for the petrochemical, chemical processing, satellite/launch vehicle, commercial aircraft, defense and a variety of other industries.

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              For more information on Dynamic Materials Corporation
         visit the Company's web site at http://www.dynamicmaterials.com